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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                   Contact:  Fran St. Clair
                                                         Chief Financial Officer
                                                                    216-692-6075
                                                           stclair@argo-tech.com

            ARGO-TECH CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER
                    FOR ITS 8 5/8% SENIOR SUBORDINATED NOTES

         CLEVELAND, OH, June 17, 2004 -- Argo-Tech Corporation today announced that it has extended its tender offer for any and all of its $195 million outstanding principal amount of 8 5/8% Senior Subordinated Notes due 2007 to 5:00 p.m., New York City time, on Friday, June 18, 2004 (unless further extended or earlier terminated by Argo-Tech). The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on Wednesday, June 16, 2004, and has been extended because of the closing of the Securities and Exchange Commission and all other government departments and agencies on June 11, 2004 out of respect for former President Ronald Reagan.

         Except for the extension of the expiration date, all other terms, conditions and provisions of the tender offer remain effective. The tender offer is being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 18, 2004 and a related Letter of Transmittal and Consent, which more fully describe the terms and conditions of the tender offer and the related consent solicitation, which expired on June 3, 2004. Noteholders may obtain copies of these documents from D.F. King & Co., the Information Agent for the tender offer, by calling (800) 269-6427. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc., the Dealer Manager, at
(212) 270-9153 or (800) 245-8812 (attention Brian Tramontozzi).

         This announcement is for informational purposes only. It does not constitute an offer to purchase or a solicitation of an offer to purchase. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation Statement.

         Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.

                                      # # #

         This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, changes and/or cyclicality in the aerospace industry, governmental regulation and oversight in the aerospace industry, levels of competition in the aerospace industry, the impact of terrorism and war on airline travel and the airline industry, changes in environmental or other applicable governmental regulations, reduction in military and/or defense spending, changes in Argo-Tech's relationship with its employees, availability of essential materials used in Argo-Tech's products and other factors discussed in the Securities and Exchange Commission filings of Argo-Tech Corporation, including our annual report on Form 10-K for the year ended October 25, 2003.